Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-256913, 333-251913 and 333-224353 on Form S-8 and Registration Statement Nos. 333-225935, 333-201442 and 333-214124 on Form S-3, of our report dated April 2, 2021, relating to the consolidated financial statements of ImageWare Systems, Inc. as of and for the year ended December 31, 2020 (which report includes an explanatory paragraph related to the existence of substantial doubt about the Company’s ability to continue as a going concern), included in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

April 14, 2022